INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Blockbuster Entertainment Corporation:

We consent to incorporation by reference in this registration statement on Form S-4 of Blockbuster Entertainment Corporation of our report dated June 4, 1993, except for note 5(a), which is as of June 30, 1993, and note 1(m), which is as of November 1, 1993, relating to the consolidated balance sheet of Super Club Retail Entertainment Corporation and subsidiaries as of April 3, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for the fifty-two week period then ended, which report appears in the Current Report on Form 8-K of Blockbuster Entertainment Corporation dated November 5, 1993. Our report refers to a change in the method of depreciating certain new release copies of video rental cassettes.

We also consent to the reference to our Firm under the heading
"Experts" in the prospectus.


                                   /s/ KPMG PEAT MARWICK LLP


                                       KPMG PEAT MARWICK LLP

Dallas, Texas
August 25, 1994